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                               STATE FARM FUNDS
                      INDIVIDUAL RETIREMENT ACCOUNT PLAN

  This prototype Individual Retirement Account Plan is for the use of Agents and Employees of the State Farm Insurance Companies and members of their families.

SECTION I
DEFINITIONS

1.1 Participant means the individual who signs the Application and makes contributions in the manner prescribed herein.

1.2 Custodial Account Agreement means the State Farm Funds Individual Retirement Account Plan Custodial Account Agreement as described in Section VIII.

1.3 Custodian means The Peoples Bank, Bloomington, Illinois, and any successor thereto as herein provided.

1.4 State Farm Fund or State Farm Funds means the Investment Company or Companies specified in the Application in which assets of the Plan may be invested; provided that no Investment Company will be deemed available for investment hereunder (i) prior to the date the prospectus for such Investment Company discloses such availability, or (ii) with respect to any Participant who resides in any state with respect to which shares of the Investment Company are not available for sale.

1.5  Shares means shares of common stock of the State Farm Funds.

1.6 Compensation means wages, salaries, professional fees or other amounts derived from personal services actually rendered (including, but not limited to, commissions, tips, and bonuses) and includes earned income (as defined in section 401(c) (2) of the Internal Revenue Code) reduced by the deduction a self-employed individual takes for contributions made to a Keogh plan. For purposes of this definition, section 401(c) (2) shall be applied as if the term trade or business for purposes of section 1402 of the Internal Revenue Code included service described in subsection (c) (6). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. The term "compensation" does not include any amount received as a pension or annuity and does not include any amount received as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under Section 71 of the Internal Revenue Code with respect to a divorce or separation instrument described in subparagraph (A) of section 71 (b)(2) of the Internal Revenue Code.

1.7  Plan means the State Farm Funds Individual Retirement Account Plan.

1.8  Plan Sponsor means State Farm Interim Fund, Inc.

1.9 Beneficiary means any individual designated as a beneficiary pursuant to paragraph 4.7.

1.10 Required Beginning Date means April 1 of the calendar year following the calendar year in which the participant attains age 70 1/2.

SECTION II ELIGIBILITY

2.1 Participation in this Plan is limited to Agents and Employees of the State Farm Insurance Companies and members of their families.

SECTION III CONTRIBUTIONS

3.1 RESTRICTIONS ON CONTRIBUTIONS. No contributions may be made by or on behalf of a Participant (i) for any taxable year of the Participant during which such Participant has attained or will attain the age of 70 1/2 (except Rollover Contributions), and (ii) during any period of time during which Participant is ineligible to purchase Shares of the State Farm Funds under eligibility rules established from time to time by such Funds.

3.2 AMOUNTS OF CONTRIBUTIONS. Except as provided in Sections V and VII hereof, the aggregate amount of contributions by the Participant for each taxable year of the Participant shall not be more than an amount equal to the lesser of the Compensation of the Participant within such taxable year or $2,000. Contributions for a given taxable year may be made during such year or not later than the time prescribed by law for filing Participant's Federal income tax return for such taxable year (not including extensions of time for filing). All contributions (except Rollover Contributions as described in Section V) must be made by check or compensation deduction and are subject to the minimum investment requirements established by the State Farm Funds.

3.3 PARTICIPANT'S INTEREST IN PLAN. All contributions made by or on behalf of a Participant and all investments made with such contributions, and the earnings and losses thereon shall be deposited in a Custodial Account established for such Participant in accordance with Section VIII herein. A Participant's interest in the balance of his/her Custodial Account shall at all times be nonforfeitable, but subject to the fees, expenses and charges described in Article VII of the Custodial Account Agreement.

SECTION IV PAYMENT OF BENEFITS

4.1 DISTRIBUTIONS. The entire interest of the Participant in the Custodial Account must be, or commence to be, distributed not later than the Participant's Required Beginning Date. Not later than such time, the Participant may elect, on a form and at such time as may be acceptable to the Custodian, to have the balance in the Custodial Account distributed:

     (A) In a single sum payment in Shares or cash (consisting of the entire balance or a portion of the balance in the Custodial Account with further distributions to be made pursuant to options B or C of this paragraph 4.1) to be paid not later than the Participant's Required Beginning Date;
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     (B)  In substantially equal annual or more frequent installments commencing not later than the Participant's Required Beginning Date and continuing over a period not to exceed the life expectancy of the Participant (if payments are to be made solely to the Participant) or life expectancy of such Participant and a beneficiary (if payments are to be made to the Participant while living and upon the Participant's death any remaining payments are to be made to the surviving beneficiary); or

     (C) By purchase from an insurance company and delivery of an immediate or deferred annuity contract for the life of the Participant, or if the Participant so elects, for the lives of the Participant and a beneficiary (and the survivor thereof); provided, however, such contract must commence payments not later than the Participant's Required Beginning Date. The annuity contract must be selected by Participant and must satisfy the requirements of sections 408(b) (1),
          (2), (3) and (4) of the Internal Revenue Code.

     Except for payment of a life annuity, the life expectancy of the Participant and the Participant's spouse shall be redetermined annually. Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in Tables V and VI of section 1.72-9 of the Income Tax Regulations.

     Even though distributions may have commenced pursuant to one of the above options, the Participant may, at any time, request a distribution of part or all of the balance in his/her Custodial Account or request the distribution method be changed to another option allowed by this paragraph 4.1, subject to the minimum distribution requirements of paragraph 4.2. The request shall be made to the Custodian in writing and in a form acceptable to the Custodian.

4.2 MINIMUM DISTRIBUTIONS. If payments are made under option B of paragraph 4.1, payments made in calendar years beginning with the year in which the Participant reaches age 70 1/2 shall be subject to the following:

     (i) The minimum annual payment shall be calculated by dividing the Participant's entire interest in the Custodial Account at the beginning of each year by the lesser of (1) the applicable life expectancy or (2) if the Participant's spouse is not the Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 or Q&A-5, as applicable, of section 1.401 (a) (9)-2 of the Proposed Income Tax Regulations. Distributions after the death of the Participant shall be distributed using the applicable life expectancy as the relevant divisor without regard to proposed regulations section 1.401 (a) (9)-2. For purposes of this section, the life expectancy of the Participant and the Participant's spouse shall be redetermined annually.

     (ii) The minimum monthly payment shall be calculated by dividing the result in (i) above by 12.

     (iii) The minimum quarterly payment shall be calculated by dividing the result in (i) above by 4.

     For the year in which the Participant attains age 70 1/2, the minimum distribution must be made by April 1 of the following calendar year. For all years following the year in which the Participant attains age 70 1/2, the minimum distribution must be made by December 31 of such years.

     Notwithstanding any provision of this agreement to the contrary, the distribution of a Participant's or Beneficiary's interest shall be made in accordance with the minimum distribution requirements of section 408(a)(6) or 408(b)(3) of the Internal Revenue Code and the regulations thereunder, including the incidental death benefit provisions of section 1.401(a)(9)-2 of the proposed regulations, all of which are herein incorporated by reference.

     Furthermore, a Participant or Beneficiary may satisfy the minimum distribution requirements under sections 408(a)(6) and 408(b)(3) of the Internal Revenue Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the owner of two or more IRAs may use the alternative method described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above.

4.3 FAILURE TO ELECT OPTION. If the Participant fails to elect one of the described methods of distribution on or before April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2, distribution to the Participant will be made not later than that time by a single sum payment in cash or Shares at the sole discretion of the Custodian; provided, however, that the Custodian shall have no liability to the Participant for any tax penalty or other damages resulting from any inadvertent failure by the Custodian to make such distribution.

4.4 PREMATURE DISTRIBUTIONS. Before any distribution is made from the Custodial Account, except in the case of the Participant's death or disability (as defined in section 72(m) (7) of the Internal Revenue Code) or attainment of age 59 1/2, the Participant must furnish the Custodian with a declaration of his intentions as to the disposition of the amount to be distributed; however, the Custodian assumes no responsibility for the tax treatment of any distribution from the Custodial Account; such responsibility is solely that of the Participant ordering the distribution.

4.5 WITHDRAWAL OF EXCESS CONTRIBUTIONS. The Participant may elect to withdraw any excess contributions (as described in section 408(d)(4) of the Internal Revenue Code) made to the Custodial Account and, if withdrawn pursuant to section 408(d)(4) of the Internal Revenue Code, the net income attributable thereto. Participant must furnish Custodian a written notice (in a manner acceptable to Custodian) of his/her election to make such a withdrawal.

4.6  DISTRIBUTION ON DEATH.

     1.  Beneficiary Designated

         (a) If the Participant dies on or after his/her Required Beginning Date and if distribution of his/her interest had previously commenced in accordance with Option B in paragraph 4.1, any remaining portion of such interest, at the election of the Beneficiary in accordance with procedures established by the Custodian, may be distributed either --

                   (i)  in an immediate single sum payment, or
                  (ii) in installments paid at least as rapidly as under the method of distribution being used as of the date of the Participant's death.
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         (b)  If the Participant dies before reaching his/her Required Beginning
              Date and any portion of the Participant's interest is payable to or for the benefit of a Beneficiary, such portion, at the election of the Beneficiary in accordance with procedures established by the Custodian, may be distributed either -

                   (i) in a single sum payment, made not later than December 31 of the year following the year of the Participant's death,

                  (ii) in installments commencing not later than December 31 of the year following the year of the Participant's death, and paid over a period not extending beyond the life expectancy of such Beneficiary; provided, the Beneficiary may accelerate such payments at any time, or

                 (iii) if the Beneficiary is the Participant's surviving spouse, in a single sum or installments, commencing by the later of 1) December 31 of the year following the year of the Participant's death, and 2) December 31 of the calendar year in which the Participant would have attained age 70-1/2, and paid over a period not exceeding the life expectancy of such spouse Beneficiary. The surviving spouse may change the frequency or amount of such payments, subject to the limit of the preceding sentence.


         (c) If the Beneficiary is the Participant's surviving spouse, the spouse may, in lieu of the above distribution options in (a) and
              (b), elect to treat the Participant's account as his/her own individual retirement arrangement (IRA). This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the account, makes a rollover contribution to the account, or fails to elect any of the above distribution options.

     For purposes of the above, payments will be calculated by use of the return multiples specified in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Life expectancy of a surviving spouse shall be recalculated annually. In the case of any other designated beneficiary, life expectancy will be calculated at the time payment first commences and payments for any twelve-consecutive month period will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

     For purposes of this requirement, any amount paid to a child of the Participant will be treated as if it has been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

     2.  No Designated Beneficiary

         (a) If the Participant dies on or after his/her Required Beginning Date and if distribution of his/her interest has commenced in accordance with option B in paragraph 4.1, and no Beneficiary has been designated or the designated Beneficiary and all secondary Beneficiaries have either predeceased the Participant or cannot after diligent effort, be found, the remaining portion of such interest, at the election of the recipient in accordance with procedures established by the Custodian, may be distributed -

                   (i)  in an immediate single sum payment, or

                  (ii) in installments paid at least as rapidly as under the method of distribution being used as of the date of the Participant's death; provided that the entire remaining interest must be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

         (b) If the Participant dies before reaching his/her Required Beginning Date and no Beneficiary has been designated, or the designated Beneficiary and all secondary Beneficiaries have predeceased the Participant or cannot, after diligent effort, be found, the entire interest of the Participant shall be distributed not later than December 31 of the calendar year containing the fifth anniversary of the Participants' death. In accordance with procedures established by the Custodian, the recipient of the distribution may elect to receive the distribution -

                   (i)  in a single sum payment, or

                  (ii) in installment payments for a period not extending beyond December 31 of the calendar year containing the fifth anniversary of the Participant's death.

     3.  Failure to Elect Option.

         If any Beneficiary (other than a surviving spouse Beneficiary) under subparagraph (1) above or any recipient under subparagraph (2) above has the right to elect a method of distribution described in the respective subparagraphs and fails to do so within the time allowed by law, the Custodian has the right to make a single sum distribution at such time in cash or Shares; provided however, that the Custodian shall have no liability to any Beneficiary or recipient for any tax penalty or other damages resulting from any inadvertent failure by the Custodian to make such distribution.

4.7 DESIGNATION OF BENEFICIARY. A Participant shall have the right by written notice to the Custodian to designate, or to change, his/her Beneficiary to receive any amount to which Participant may be entitled in the event of his/her death before the complete distribution of such benefits. Such designation shall be on the Designation of Beneficiary Form or on a form permitted by the Custodian and shall be effective only when filed with, and acknowledged by, the Custodian before the death of the Participant. Such designation may include secondary Beneficiaries. If no such designation is in effect on the Participant's death, or if the designated Beneficiary and all secondary Beneficiaries have predeceased the Participant, his/her Custodial Account shall be distributed to his/her estate. Unless the Participant (in writing filed with the Custodian) makes an election described in subparagraph 4.6 (1) (a), the Beneficiary may elect one of the methods of distribution of benefits under paragraph 4.6. Such election shall be made in accordance with procedures established by the Custodian. If the Beneficiary fails, or is unable, to elect a method of payment, the Beneficiary's interest shall be distributed to him/her in cash in a single sum. The Custodian shall be responsible for determining the identity of the person or persons who qualify as the Beneficiary or Beneficiaries designated by a Participant pursuant to the terms
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     of this paragraph 4.7, or who qualify as the executor or administrator of such Participant's estate in the case of a distribution required hereunder to be made to such Participant's estate. If any person to whom all or a portion of the Participant's interest is payable is a minor, payment of such minor's interest shall be made on behalf of such minor to the person designated by the Participant in the Designation of Beneficiary Form to receive such minor's interest as a custodian under the Illinois Uniform Gifts to Minors Act or similar statute. If any person to whom all or a portion of the Participant's interest is payable is a minor and if the Participant has not so designated a person to receive the minor's interest on behalf of such minor, the Custodian may in its sole discretion:

      (i)  distribute the interest to the legal guardian of such minor; or

     (ii) designate an adult member of the minor's family, a guardian or a trust company (including the Custodian), as those terms are defined in the Illinois Uniform Gifts to Minors Act, as custodian for such minor under the Illinois Uniform Gifts to Minors Act or similar statute and distribute such minor's interest to the person so designated.

     The receipt by the guardian or the person designated as custodian under the Illinois Uniform Gifts to Minors Act or similar statute shall be a full discharge of the Custodian.

4.8 PAYMENT ON DISABILITY. If a Participant becomes disabled (as defined in section 72(m)(7) of the Internal Revenue Code), the amount credited to his account may be distributed to him in accordance with paragraph 4.1. Before making any distribution, however, the Custodian shall be furnished with proof of such disability.

SECTION V ROLLOVER CONTRIBUTIONS

5.1 Regular Rollover Contribution means a rollover contribution to this Plan from an eligible retirement plan as defined in section 402(a)(5) of the Internal Revenue Code other than a Special Rollover Contribution. A Participant who satisfies the eligibility requirements of Section II may make a regular Rollover Contribution in any amount in cash or Shares. The Participant shall execute such forms as the Custodian may require describing the source of the rollover contribution.

5.2 Special Rollover Contribution means (i) a rollover contribution to this Plan in a manner described in sections 402(c), 403(a)(4) or 403(b)(8) of the Internal Revenue Code, or (ii) a rollover contribution to this Plan from an Individual Retirement Account as defined in section 408(a) of the Internal Revenue Code and the amount rolled over was previously rolled over as described in sections 402(c), 403(a)(4) or 403(b)(8) of the Internal Revenue Code. A person who satisfies the eligibility requirements of
     Section II may adopt the Plan for the sole purpose of making a Special Rollover Contribution. The Custodian shall accept the Special Rollover Contribution in any amount in cash or Shares and establish a Custodial Account for the Participant, provided, however, that the Custodial Account shall consist only of the Special Rollover Contribution and the earnings thereon. The Participant shall execute such forms as the Custodian may require describing the source of the Special Rollover Contribution. A person adopting this Plan for the sole purpose of making a Special Rollover Contribution shall be treated as a Participant under the Plan for all purposes.

SECTION VI TRANSFER OF ASSETS

6.1 The Custodian, in its sole discretion, may accept a transfer of cash or Shares from a custodian of a custodial account (or a trustee of a trust) maintained as an Individual Retirement Account, or a trustee of a trust associated with a qualified retirement or profit-sharing plan. The Custodian, by accepting a direct transfer of such assets, does not accept the responsibility for the tax results of the transfer, the responsibility for which rests with the individual who directs or consents to such transfer. The individual for whom the assets are transferred shall become the Participant for purposes of this Plan.

SECTION VII SPOUSAL IRA CONTRIBUTIONS

7.1 A Spouse who satisfies the eligibility requirements of Section II may adopt this Plan. Such Spouse must execute an Application and establish his/her own Custodial Account.

7.2 For any taxable year for which contributions are made by or on behalf of a Spouse and his/her Working Spouse to this Plan or any other individual retirement account plan, the aggregate amount of such contributions to both plans shall not exceed the lesser of the Compensation of the Working Spouse within the taxable year or $2,250. This limitation is in addition to the limitations contained in paragraphs 3.1 and 3.2 (in the case of the Spouse's Plan, the term ``Compensation'' used in paragraph 3.2 shall mean the Working Spouse's Compensation). It shall be the sole responsibility of the Spouse and Working Spouse to comply with these limitations.

7.3  SPECIAL DEFINITIONS
     (a) Spouse means a person who (i) is married to a Working Spouse, (ii) receives no Compensation or elects to be treated as having received no Compensation within his/her taxable year, and (iii) has not attained the age of 70 1/2. For purposes of this paragraph, if a spousal IRA deduction is claimed on a joint tax return, the Spouse is deemed to have elected to be treated as having no Compensation.

     (b) Working Spouse means a person who (i) is married to a Spouse, (ii) has received Compensation within his/her taxable year, and (iii) has not attained the age of 70 1/2.

SECTION VIII. CUSTODIAL ACCOUNT AND INVESTMENT OF PLAN ASSETS

8.1 CUSTODIAL ACCOUNT AGREEMENT. Concurrently with the adoption of this Plan, the Participant and Custodian shall execute the Custodial Account Agreement. Such Agreement shall constitute a part of this Plan. If any provisions of the Plan are inconsistent with the provisions of the Custodial Account Agreement, the latter shall control.
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8.2  INVESTMENT OF CONTRIBUTIONS. The Custodian shall invest all contributions solely in Shares of State Farm Funds as directed by Participant. Participant (or a Beneficiary of a deceased Participant) may change the State Farm Funds in which his/her account is invested as provided in paragraph 5.2 of the Custodial Account Agreement.

8.3 REGISTRATION AND OWNERSHIP OF SHARES. Shares acquired by the Custodian shall be registered in the name of the Custodian or its nominee. The Participant for whom such Shares are acquired shall be the beneficial owner of such Shares.

SECTION IX AMENDMENT AND TERMINATION

9.1 AMENDMENT OF PLAN. The Plan Sponsor may, at any time, amend this Plan in any respect, by delivering to Participant and the Custodian a signed copy of such amendment provided that: (i) no amendment shall be made at any time under which any part of the Custodial Account may be diverted to purposes other than for the exclusive benefit of Participant and his/her Beneficiaries; and (ii) no amendment shall be made retroactively in a manner so as to deprive any Participant of any benefit to which he/she was entitled under this Plan by reason of contributions made before the Amendment unless such Amendment is necessary to conform the Plan or Custodial Account Agreement to, or satisfy the requirements of the Internal Revenue Code or other applicable law.

9.2 TERMINATION OF PLAN. The Participant may elect to terminate this Plan, provided such election is made concurrently with Participant's election to terminate the Custodial Account pursuant to paragraph 11.2 of the Custodial Account Agreement. Participant shall give written notice of his/her election to terminate the Plan to Custodian by registered or certified mail.

SECTION X MISCELLANEOUS

10.1 RIGHTS OF PARTICIPANT. Neither the establishment of the Plan, including the execution of the Custodial Account Agreement nor any modification or amendment thereof, nor the payment of any benefits shall be construed as giving to the Participant any legal or equitable right against State Farm Funds, the Custodian, or State Farm Investment Management Corp. except as provided herein.

10.2 ADMINISTRATION. The Plan shall be administered by the Participant, who shall have sole responsibility for the operation of the Plan in accordance with its terms; shall determine all questions arising out of the administration, except as is otherwise expressly provided in the Plan. The Participant shall have sole authority and responsibility to determine the amount of contributions and distributions to be made under the Plan and neither the Custodian nor any other person shall be responsible therefor, or for any consequences to the Participant resulting from the making of excess contributions, or the failure to make required distributions, except as is otherwise expressly provided in the Plan. Separate records will be maintained for the interest of each Participant.

10.3 PAYMENT OF TAXES AND EXPENSES. Any income taxes or other taxes of any kind whatsoever that may be levied upon or assessed against or in respect of assets of the Plan, or on income arising therefrom, and any transfer taxes, and any administrative expenses, maintenance fees, or other charges incurred in connection with the Plan or Custodial Account shall be paid from the assets of the Custodial Account as provided in the Custodial Account Agreement.

10.4 OTHER CONDITIONS. It is a condition of the Plan and the Custodial Account Agreement that a Participant, by participating in the Plan, expressly agrees that he/she shall look solely to the assets of the Custodial Account for the payment of any benefits to which he/she is entitled under the Plan. The benefits provided under the Plan shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized, except by the Custodian for its fees and expenses under the Custodial Account Agreement, and except to such extent as may be required by law.

     The Plan, Custodial Account Agreement, any forms provided by the Custodian, including the Designation of Beneficiary Form filed pursuant to Section IV and all property rights of Participant under the Plan, shall be construed, administered, and enforced according to the laws of the state of Illinois, other than its laws with respect to choice of laws.

10.5 INSTALLMENT PAYMENTS LESS THAN A MINIMUM AMOUNT. Notwithstanding any language to the contrary contained herein, if any installment payments under sections 4.1 and 4.6 is less than a minimum amount that may be established from time to time by the Custodian, then at the option of the Custodian, such installment payment may be paid less frequently, but not less frequently than annually, or the value of the Custodial Account with respect to such installments remaining unpaid may be paid in one sum to the person then entitled to receive such payment, the contingent interest of any other person notwithstanding.